Exhibit 1
JOINT FILING AGREEMENT
               In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of us of a Schedule 13D relating to the common stock of Encore Medical Corporation, a Delaware corporation, and that any subsequent amendments thereto filed by any of us will be filed on behalf of each of us. This Agreement may be included as an exhibit to such joint filing.

DATE: July 10, 2006

KENNETH W. DAVIDSON

HARRY L. ZIMMERMAN